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[LETTERHEAD]


                         CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-3, of U.S. Office Products Company of our report dated May 23, 1996, except for Note N as to which the date is October 14, 1996, relating to the financial statements of Bay State Computer Group, Inc. which appears in the current Report on Form 8-K, dated October 25, 1996, as amended, of U.S. Office Products Company.


We also consent to the reference to us under the caption "experts" in the above referenced registration statement.


In addition, we consent to the inclusion in the above referenced
Registration Statement of our report dated May 23, 1996, relating to the financial statements of Bay State Computer Group, Inc.




                                      /s/ Parent, McLaughlin & Nangle

                                      Parent, McLaughlin & Nangle
                                      Boston, Massachusetts


January 7, 1997